Employment Offer

Certain information in this document indicated with “[*]” has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Offer Letter
Velo3D, Inc.
April 19, 2024
Hull Houjun Xu
732 Coronado Lane
Foster City, CA 94404
hxu.haas@gmail.com

Re:    Offer of Employment by Velo3D, Inc.
Dear Hull:
I am very pleased to confirm our offer to you of employment with Velo3D, Inc. (the “Company”). The terms of our offer and the benefits currently provided by the Company are as follows:
1.Position and Start Date. You are being offered the position of CFO reporting to our Interim CEO. This is an exempt position based in our Fremont, CA office. Your anticipated start date will be April 24, 2024.
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Starting Salary. Your starting salary will be $380,000 per year and will be subject to periodic review.
2.Benefits. In addition, you will be eligible to participate in regular health insurance, bonus, paid time off, and other employee benefit plans established by the Company for its employees from time to time.
The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment.
3.Annual Bonus. Your role has a 70% annualized bonus target. The 2024 Company Bonus Program is a hybrid program composed of two parts. “Part 1”, the first half of the bonus target will be payable as an Equity-Based Bonus (“EBB”) , based on company achievements. “Part 2”, the second half of the bonus target will be payable as a Cash Bonus, upon achievement of additional company milestones and individual factors.
Velo3D, Inc. | 2710 Lakeview Ct., Fremont, CA 94538 | (408) 610-3915        www.Velo3D.com

Employment Offer

(a)Part 1 is triggered if/when the Company achieves cash flow neutrality, meaning the Company's actual current Revenue is equal to or greater than the company's actual cash outflows by December 31, 2024, as approved by the Board of Directors (the “Board”). If/when this is achieved, we will recommend to the Board that you are granted an EBB in the form of restricted stock units (the “RSUs”) under the Company’s 2021 Equity Incentive Plan (the “Plan”) and restricted stock unit agreement to be entered between the Company and you (the“RSU Agreement”). The grant will have an annualized value of $133,000 as of the grant date, prorated based on length of service to determine the actual value. The number of RSUs issued will be calculated using the actual value divided by the 12-month average closing price of the VLD stock price. As more fully described in the RSU Agreement, these RSUs will be subject to vesting based on your satisfaction of a time-based Service Requirement. You will satisfy the Service Requirement with respect to the RSUs in accordance with the following schedule, so long as you remain in continuous service with the Company through each vesting date, over approximately a one-year period from the grant date: 1/4 of the total number of shares will vest on each Quarterly Vest Date. Velo3D’s Quarterly Vest Dates are: February 15, May 15, August 15, and November 15 of each calendar year.
(b)Part 2 is triggered if/when the Company achieves profitability, meaning the company has a positive cash flow of ≥ $[*], excluding fundraising/financing, by December 31, 2024, as approved by the Board of Directors. Your annualized cash bonus target is $133,000, and will be prorated based on length of service. This target is determined by your role-based annualized bonus target above, divided by two (for Part 2). Your 2024 individual performance factor (IPF) and your new hire proration factor will determine the actual value.
Important:
(i)Any bonus for the fiscal year in which your employment begins will be prorated based on the number of days you are employed by the Company during that fiscal year.
(ii)Employees must be actively employed with the Company on the date bonuses are granted/paid to be eligible to earn and receive the bonus grant/payment.
(iii)The Velo3D Board reserves the right to change the bonus program at any time, based on business needs. Determinations of the Board with respect to the 2024 bonus program will be final and binding.
Restricted Stock Units (RSUs). We will recommend to the Company’s Board of Directors (the “Board”) that you be granted restricted stock units (the “RSUs”) to acquire 1,000,000 shares of the Company’s common stock under the Company’s 2021 Equity Incentive Plan (the “Plan”) and restricted stock unit agreement to be entered between the Company and you (the “RSU Agreement”). The grant amount is determined by the sum of your base compensation plus annual target bonus, multiplied by 4 (factor associated with your position level), divided by 2 and divided by the Fair Market Value (FMV), which is the 12 month closing average of our Stock value in the 12 months
Velo3D, Inc. | 2710 Lakeview Ct., Fremont, CA 94538 | (408) 610-3915        www.Velo3D.com

Employment Offer

prior to the month this offer is being issued in. As more fully described in the RSU Agreement, the RSUs will be subject to vesting based on your satisfaction of a time-based Service Requirement (as defined in the RSU Agreement). You will satisfy the Service Requirement with respect to the RSUs in accordance with the following schedule, so long as you remain in continuous service with the Company through each vesting date: 1/4 of the total number of shares will vest on the one-year anniversary of the Vesting Commencement Date, and 1/16th of the total number of shares will vest on each Quarterly Vest Date thereafter. “Vesting Commencement Date” means the first Quarterly Vest Date following your first date of employment with the Company, and the “Quarterly Vest Date” means February 15, May 15, August 15, and November 15 of each calendar year.
Please be aware that the Company makes no representation or guarantee about the future value of the RSU shares. The shares subject to the RSU may increase in value, decrease in value, or stay the same as of the date the RSU is granted. The RSUs will be subject to the terms and conditions set forth in the Plan and the RSU Agreement. The grant of the RSUs by the Company is subject to the approval of the Board or Compensation Committee and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and any specific RSU grant to you will be provided upon approval of such grant by the Board or Compensation Committee.
4.Protection of Confidential and Proprietary Information. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the Company’s interests, as a condition of employment, you must sign and abide by the Company’s standard “Employee Invention Assignment and Confidentiality Agreement,” a copy of which is attached hereto as Exhibit A.
5.No Breach of Obligations to Prior Employers. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or violate any other obligations you may have to any former employer. You represent that your signing of this offer letter, agreement(s) concerning equity granted to you, if any, under the Plan and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.
6.No Competition During Employment. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business, or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.
Velo3D, Inc. | 2710 Lakeview Ct., Fremont, CA 94538 | (408) 610-3915        www.Velo3D.com

Employment Offer

7.At Will Employment. Employment with the Company is for no specific period of time. Should you accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) are superseded by this agreement. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Although your job duties, title, compensation, and benefits, as well as the Company’s personnel policies and practices, may change from time to time, the “at-will” nature of your employment may be changed only in an express, written employment agreement signed by you and a duly authorized officer of the Company (other than you).
8.Tax Matters. All forms of compensation referred to in this agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
9.Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.
10.Arbitration. To the fullest extent permitted by law, and subject to the limitations on arbitration set forth in subsection (a)(i) and (ii) below, you and the Company (collectively, the “parties”) agree as follows:
(a)The parties agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof (the “Arbitrable Claims”), except as follows:
(i)This arbitration section does not restrict your right to file (A) claims in court for violation of the California Labor Code, including on a representative action basis under California Labor Code Sections 2698, et seq, or the California Fair Employment and Housing Act; or (B) administrative claims before any government agency where, as a matter of law, you have the right to file such administrative claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor, and applicable state and local agencies); and
(ii)Each party may seek injunctive relief in court related to the improper use, disclosure or misappropriation of that party’s private, proprietary, confidential and/or trade secret information.
Velo3D, Inc. | 2710 Lakeview Ct., Fremont, CA 94538 | (408) 610-3915        www.Velo3D.com

Employment Offer

(b)For all (i) Arbitrable Claims, and (ii) claims covered by subsection (a)(i) above that you voluntarily elect to adjudicate through arbitration rather that in court, the arbitration shall be conducted in Campbell, California through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.
(c)This arbitration section is governed by and will be construed in accordance with the Federal Arbitration Act, 9 U.S.C. 1, et seq. If, for any reason, any term of this arbitration provision is held to be invalid or unenforceable, all other valid terms and conditions of this arbitration provision shall be severable in nature, and remain fully enforceable.
11.Background Check. This offer is contingent upon a satisfactory verification of criminal, education, driving and/or employment background. This offer can be rescinded based upon data received in the verification.
12.Entire Agreement. This offer (and Exhibit A), once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations, and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation, or warranty whatsoever, either express or implied, written, or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations, and warranties as are contained herein.
13.Acceptance. This offer will remain open until April 21, 2024. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.
We look forward to the opportunity to welcome you to the Company.
Very truly yours,

    BRADLEY KREGER
Velo3D, Inc. | 2710 Lakeview Ct., Fremont, CA 94538 | (408) 610-3915        www.Velo3D.com

Employment Offer

    INTERIM CEO

I have read and understood this offer letter and hereby acknowledge, accept, and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.
        Date signed:
Hull Houjun Xu
Velo3D, Inc. | 2710 Lakeview Ct., Fremont, CA 94538 | (408) 610-3915        www.Velo3D.com